Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of December 12th, 2019 (the “Effective Date”) by and between Applied DNA Sciences, Inc. a Delaware corporation located at 50 Health Sciences Drive, Stony Brook, New York, 11790 (the “Company”) and Meadow Hill Place, LLC, with an address of [intentionally omitted] (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	Consulting Services

Subject to the terms and conditions of this Agreement, the Company hereby retains Consultant as a consultant to perform the consulting services specifically set out in Exhibit A attached to this Agreement and made a part hereof (hereafter referred to as the “Services”), and Consultant agrees, subject to the terms and conditions of this Agreement, to render such Services during the term of this Agreement.

2.	Compensation

In consideration of the Services to be provided by Consultant to the Company during the Initial Term, the Company shall compensate Consultant as described in Exhibit B. Consultant’s compensation for any Renewal Term shall also be as described in Exhibit B.

3.	Independent Contractor Status.

It is expressly agreed that Company and Consultant shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither Company nor Consultant shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.

4.	Intellectual Property

(a)	Consultant, its agents and employees, agree that all items prepared or originated in connection with the Services, regardless of medium, and including but not limited to all materials, software, notes, records, drawings, designs, inventions, proposals, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with while performing the Services or through access to Company Confidential Information (collectively, “Inventions”), are the sole property of the Company. Consultant hereby agrees to assign (or cause to be assigned) and hereby assigns fully to the Company, all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant whether upon Company’s request or voluntarily, shall promptly disclose to the Company all Inventions that Consultant has created.

(b)	Consultant acknowledges and agrees that any work of authorship relating to any Invention shall be deemed to be a "Work Made for Hire," to the extent permitted by the United States Copyright Act. To the extent that any such work of authorship may not be deemed to be a Work Made for Hire, Consultant hereby irrevocably assigns all ownership rights in and to such work to the Company. If any such work of authorship cannot be assigned, Consultant hereby grants to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sub-licensable (through one or multiple tiers), royalty-free, unlimited license to use, copy, reproduce, distribute, modify, adapt, alter, translate, improve, create derivative works of, practice, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. To the extent moral rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where moral rights exist, Consultant hereby irrevocably waives such moral rights and consents to any action of the Company that would violate such moral rights in the absence of such consent.

(c)	Consultant, its agents and employees, agree to assist Company, or its designee, to secure the Company’s rights, titles and all interest in and to all Inventions and/or other intellectual property rights relating to all Inventions, at the Company’s expense, in any and all countries, the execution of all documents, applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and/or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

(d)	Consultant, its agents and employees, agree that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of securing the Company’s rights, titles and all interest in and to all Inventions and/or other intellectual property rights relating to all Inventions, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such documents and instruments and to do all other lawfully permitted acts to further the securing of the Inventions and/or other intellectual property rights relating to all Inventions, with the same legal force and effect as if executed by Consultant.

(e)	Consultant, its agents and employees, acknowledge that the Company does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that the Consultant may have acquired from or developed for any third party (“Third-Party IP”). The Company agrees that in the course of providing the Services, the Consultant shall not be required to use or disclose any Third-Party IP, including without limitation any intellectual property of (i) any former or current employer, (ii) any entity for whom the Consultant has performed or currently performs consulting services, or (iii) any other person to whom the Consultant has a legal obligation regarding the use or disclosure of such intellectual property.

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5.	Indemnification

(a)	Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent, reckless or intentionally wrongful act of Consultant or Consultant’s employees or agents; or (ii) any breach by the Consultant or Consultant’s employees or agents of any of the representations, warranties, covenants and/or obligations contained in this Agreement.

The Company, agrees, accepts and acknowledges that any legal proceedings arising from or in connection with this Agreement must be commenced within eighteen (18) months from the termination of this Agreement, and that no action or claim will be brought against any member, manager, interest holder, employee, officer, partner or agent of Consultant, unless a court of competent jurisdiction deems Consultant to be a mere alter ego of any said member, manager, interest holder, employee, officer, partner or agent. The Company agrees that no action or claims may be brought against of Consultant’s employees, officers, directors, members, managers, advisors, partners or contractors personally, unless a court of competent jurisdiction deems Consultant to be a mere alter ego of any said employees, officers, directors, members, managers, advisors, partners or contractors.

The Company shall indemnify Consultant, and its directors, officers and employees (collectively, the “Consultant Indemnified Persons”) from and against any and all claims, demands, suits, investigations, proceedings, judgments, awards, liabilities, losses, damages, fees and expenses paid or incurred by any Consultant Indemnified Person in connection with, arising out of or related to (whether from direct claims or third party claims) any breach by the Company of this Agreement (including but not limited to any Consultant Indemnified Person’s reasonable external counsel fees and expenses when incurred). The foregoing indemnification obligations shall not apply in the event that a court of competent jurisdiction fully and finally determines that such claims resulted directly from the gross negligence, willful misconduct or fraudulent acts of Consultant.

6.	Confidential Information

(a)	The parties acknowledge that in connection with Consultant’s Services, the Company may disclose to Consultant confidential and proprietary information and trade secrets of the Company, and that Consultant may also create such information within the scope and in the course of performing the Services (hereinafter “Company Confidential Information”). Such information may take the form of, for example: data concerning scientific discoveries made by the Company; the Company’s know-how; the Company’s customer lists and customers; the Company’s manufacturing strategies and processes; the Company’s marketing plans; data from the Company’s pilots or other studies; the Company’s past, present and future business plans and pricing; the Company DNA amplification technology; the Company’s strategy for or status of regulatory approval; or the Company’s forecasts of sales and sales data.

(b)	Consultant recognizes that the Company has received, and in the future will receive, confidential or proprietary information of third parties that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such third-party confidential information shall be deemed Company Confidential Information and shall be subject to all covenants and restrictions of this Section 6.

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(c)	Subject to the terms and conditions of this Agreement, Consultant hereby agrees that during the term of this Agreement and for a period of ten (10) years thereafter: (i) Consultant shall not publicly divulge, disseminate, publish or otherwise disclose any Company Confidential Information to third-party without the Company’s prior written consent; and (ii) Consultant shall not use any such Company Confidential Information for any purposes other than the Services. Notwithstanding the above, the Company and Consultant acknowledge and agree that the obligations set out in this Section 6 shall not apply to any portion of Company Confidential Information which: (i) was at the time of disclosure to Consultant part of the public domain by publication or otherwise; (ii) became part of the public domain after disclosure to Consultant by publication or otherwise, except by breach of this Agreement by Consultant; (iii) was already properly and lawfully in Consultant’s possession without obligation of confidentiality at the time it was received from the Company as evidenced by contemporaneous written records; (iv) was or is lawfully received by Consultant from a third party who was under no obligation of confidentiality with respect thereto as evidenced by contemporaneous written records; or (v) is required to be disclosed by law, regulation or valid judicial or administrative process.

(d)	Upon termination of the Agreement, or any other termination of Consultant’s Services for the Company, all records, drawings, notebooks and other documents pertaining to any Company Confidential Information, whether prepared by Consultant or others, and any material, specimens, equipment, tools or other devices owned by the Company then in Consultant’s possession, and all copies of any documents, shall be returned to the Company.

7.	Insider Information

In the course of the performance of Consultant’s Services, it is expected that Consultant will receive information that is considered material inside information within the meaning and intent of the U.S. federal securities laws, rules and regulations. Consultant will not disclose this information directly or indirectly to any third party, nor will Consultant buy, sell or otherwise deal in the securities of Company in violation of applicable law.

8.	Term

(a)	The term of this Agreement will begin on the Effective Date and will continue for a period of six (6) months (the “Initial Term”). This Agreement may be renewed for an additional 6 month term (the “Renewal Term”) at the option of the Company. The Company shall provide written notice to Consultant of its election of the Renewal Term at least thirty (30) days before the expiration of the Initial Term.

(b)	Notwithstanding Section 8(a), above, during any Renewal Term, either party may terminate this Agreement upon 30 days’ prior written notice to the other party. This Agreement may also be terminated by the Company during the Initial Term or any Renewal Term immediately and with 30 days prior written notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

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(c)	Sections 2, 3, 4, 5, 6, 7, 8, 9 and 10 will survive termination of this Agreement

9.	Non-solicitation/Non-Competition

(a)	From the date of this Agreement until six (6) months after the termination of this Agreement (the “Restricted Period”), Consultant shall not, without the Company’s prior written consent, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, agent, finder, consultant, joint venture, investor, licensor, lender, employee or in any other capacity whatsoever, alone, or in association with any other person: (a) carry on, be engaged or take part in, or render services or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any person, firm, corporation or other business organization engaged in business that competes with the Company (other than by owning of record or beneficially up to two percent (2%) of the shares of any third-party firm, corporation or other business organization whose shares are publicly traded on a national securities exchange or in the over-the-counter market), or (b) solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates. The Restricted Period will extend to twelve (12) months after the termination of this Agreement at such time as Consultant has been engaged by the Company for a period of more than 6 months. For the purposes of this Section 9, a person, firm, corporation or other business organization shall be deemed to compete with the Company if they provide molecular and/or DNA based product or supply chain security/traceability systems, products and/or services, and/or nucleic-acid based biotherapeutics incorporating non-plasmid derived DNA.

(b)	In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company’s prior written approval, design identical or substantially similar designs as those owned, sold or under development by the Company during the term of this Agreement and the Restricted Period. Consultant acknowledges that the obligations in this Section 9(b) are ancillary to Consultant’s nondisclosure/nonuse obligations under Section 6.

(c)	Consultant acknowledges that the foregoing restrictions are a reasonable and appropriate means of protecting Company’s proper interests, which will not unreasonably interfere with Consultant’s ability to make a living. If any Court determines that the foregoing restrictions are excessive in duration or scope, or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the Court to render it enforceable to the maximum extent permitted by law.

10.	Warranties

Consultant represents and warrants that: (a) Consultant has full right, power, and authority to enter into and perform this Agreement without the consent of any third party; (b) Consultant, its agents and employees, have the full right, power, and authority to comply with the obligations of Section 4; and (c) Consultant will not, in the course of performing the Services, infringe or misappropriate any intellectual property right of any third party.

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11.	Conflicting Obligations

Consultant certifies that Consultant has no outstanding agreement or obligation that conflicts with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this Section will be considered a material breach under Section 8(b).

12.	Miscellaneous

(a)	Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section.

If to the Company, to:

Applied DNA Sciences, Inc.

Attn: Beth Jantzen, CFO

50 Health Sciences Drive,

Stony Brook, New York 11790

Telephone: (631) 240-8800

Facsimile: (631) 240-8900

If to the Consultant, to

Scott Anchin

Meadow Hill Place, LLC

[intentionally omitted]

(b)	This Agreement (a) contains the entire understanding between the parties with respect to subject matter hereof, (b) supersedes all prior communications and understandings with respect thereto, whether written or oral, (c) may not be modified in any manner, except by written amendment duly executed by the authorized representatives of each party hereto, and (d) may be executed by facsimile or electronic signature which shall be deemed to be an original for all purposes. It is further understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The headings and subheading contained herein shall not be considered a part of this Agreement.

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(c)	Although the restrictions and terms contained in this Agreement are considered by the parties to be reasonable for the protection of Company’s proper interests, if any such restriction and/or term is found by a court of competent jurisdiction to be unenforceable, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, written or interpreted to be enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision was not included.

(d)	This Agreement shall be construed in accordance with the laws of the State of New York without regard to any provisions of conflicts of laws. The New York State Supreme Court, County of New York, or the United States District Court for the Southern District of New York shall have exclusive jurisdiction to adjudicate any dispute arising in connection with this Agreement and each party hereby consents to such jurisdiction. This Agreement may not be assigned by a party without the advance written consent of the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

APPLIED DNA SCIENCES, INC.		MEADOW HILL PLACE, LLC

By:	/s/ James A. Hayward	By:	/s/ Scott L Anchin
Name: James A. Hayward		Name: Scott Anchin
Title: CEO		Date: 12/9/19
Date: 12/9/2019

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EXHIBIT A

Services

Intentionally omitted.

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EXHIBIT B

Consultant Compensation

Intentionally omitted.

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